Exhibit 3.0(iii) - Article of Amendment

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        FRONTEER FINANCIAL HOLDINGS, LTD.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to it's Articles of Incorporation:

     FIRST: The name of the Corporation is Fronteer Financial Holdings, Ltd.

     SECOND: The following amendments to the Articles of Incorporation were duly adopted by the board of directors on October 13, 1998, in accordance with
Section 7-106-102 of the Colorado Business Corporation Act.

Article VII of the Articles of Incorporation is hereby amended by adding the following Section 7.4:

Section 7.4 Series B Preferred stock. 3,000,000 shares of the Corporation's preferred stock shall consist of Series B Preferred stock ("Series B"). The rights, preferences, privileges and restrictions imposed upon the Series B are set forth in this Section 7.4 of this Article VII.


          (a) Dividends. The Series B is entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of 8% percent per annum in cash and 7% per annum in shares of Series B, when and if declared by the Board of Directors. The dividend payable in shares of Series B will be equivalent to.07 share of Series B for each outstanding share of Series B. The dividend on the Series B is payable annually beginning October 31, 1999, when and if declared by the Board of Directors. Any dividends earned on the Series B prior to October 31, 1999, shall be earned pro rata from the Original Issue Date. The Series B is not convertible at any time. The Series B is redeemable by the Company on and after October 1, 2003, at a price of $10.00 per share plus any accrued and unpaid dividends.

          If any dividends payable on the Series B are not paid for any reason, the right of the holders of the Series B to receive payment of such dividends shall not lapse or terminate, but said unpaid dividends shall accumulate and shall be paid without interest to the holders of the Series B, when and if declared by the Board of Directors of the Corporation, before any sum or sums shall be set aside for or applied to the purchase or redemption of the Series B or the purchase, redemption or other acquisition for value of the Common Stock and before any dividend shall be paid or declared, or any other distribution shall be ordered or made, upon the Common Stock. After cumulative dividends on the Series B for all past dividend periods and for the then current year dividend period shall have been declared and paid or set apart, if the Board of Directors shall declare dividends out of funds legally available therefor, such additional dividends may be declared on the Common Stock.



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          (b)  Liquidation  and  Dissolution.  Upon the voluntary or involuntary liquidation, winding up or dissolution of the Corporation, out of the assets available for distribution to shareholders each share of Series B shall be entitled to receive, in preference to any payment on the Common Stock only, an amount equal to Ten Dollars ($10.00) per share, plus cumulative dividends as provided in Section 7.4(a) of this Article VII accrued and unpaid to the date payment is made available to the Series B. After the full preferential liquidation amount has been paid to, or determined and set apart for, Series B, the remaining assets shall be payable to the holders of the Common Stock. In the event the assets of the Corporation are insufficient to pay the full preferential liquidation amount required to be paid to the Series B, the Series B shall receive such funds pro rata on a share for share basis until the full liquidating preference on the Series B is paid in full, and the balance, if any, to the Common Stock.

          A reorganization shall not be considered to be a liquidation, winding up or dissolution within the meaning of this Section 7.4(b) of this Article VII and the Series B shall be entitled only to the rights provided in the plan of reorganization.

          (c) Voting. A holder of a share of Series B shall be entitled to one vote on any and all matters, including the election of directors, and shall, except as otherwise may be provided by law, vote as a class with the holders of outstanding Common Stock.


          (d) No Conversion Rights. The holders of Series B have no conversion rights.

          (e) Special  Definitions.  For  purposes  of this  Section 7.4 of this
     Article VII, the term "Original Issue Date" shall mean, the original date on which a share of Series B was first issued.

          (f) No Preemptive Rights. No holder of the Series B shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

          (g) Optional Redemption of Series B.

               (i) On and after October 1, 2003, the Series B is subject to redemption, out of funds legally available therefor, in whole, or from time to time, in part, at the option of the Board of Directors. If only a part of the shares of Series B is to be redeemed, the redemption shall be carried out pro rata subject to adjustment to avoid redemption of fractional shares. The redemption price shall be Ten Dollars ($10.00) per share plus cumulative dividends as provided in Section 7.4(a) of this Article VII accrued and unpaid to the date fixed for redemption.

               (ii) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date applicable to Series B effect a subdivision of the outstanding Series B, the applicable Series B redemption price then in effect immediately before that subdivision shall be proportionately


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          decreased and,  conversely,  if the  Corporation  shall at any time or from time to time after the Original Issue Date applicable to Series combine the outstanding shares of Series B, the applicable Series B redemption price then in effect immediately before the combination shall be proportionately increased. Any adjustments under this Section 7.4(g)(ii) of this Article VII shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (iii) At least 45 days before the date fixed for redemption (hereinafter referred to as the "Redemption Date"), written notice (hereinafter referred to as the "Redemption Notice") shall be mailed postage prepaid, to each holder of record of the Series B which is to be redeemed, at the holder's address shown on the records of the
          Corporation. The Redemption Notice shall contain the following information:

                    (a) the  number of  shares  of  Series B held by the  holder which are to be redeemed by the Corporation, and the total number of shares of Series B held by all holders to be so redeemed;

                    (b) the Redemption Date and the applicable Redemption Price;
               and

                    (c) that the holder is to surrender to the  Corporation,  at
               the  place  designated  therein,   the  holder's  certificate  or
               certificates representing the shares of Series B to be redeemed.

               (iv) Each holder of shares of Series B to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the applicable redemption price for such shares as set forth herein shall be paid to the order of the person or entity whose name appears on such certificate or certificates and each surrendered certificate shall be canceled and retired.

               (v) From and after the later of the Redemption Date or 45 days from the date the Corporation shall have given the Redemption Notice, no shares of Series B thereupon subject to redemption shall be entitled to any further accrual of any dividends.

               (vi) The Corporation's deliverance of payment of the redemption price shall be good and sufficient discharge to the Corporation of the holder's investment in the Series B. If less than the full amount of the investment of the holder in the Series B is redeemed, the Corporation shall deliver to the holder a new Series B certificate representing the balance of the investment by the holder in the Series B, which remains outstanding.


     Dated:  October 10, 1998
                                       FRONTEER FINANCIAL HOLDINGS, LTD.,
                                       a Colorado corporation

                                       By:  /s/ Gary L. Cook
                                           -------------------------------------
                                           Gary L. Cook, Secretary and Treasurer